Exhibit 10.11.2

U.S. $125,000,000
TERM LOAN AGREEMENT
Dated as of December 31, 2014
among
PINNACLE WEST CAPITAL CORPORATION,
as Borrower,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,
as Agent,

U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agent,

TD BANK, N.A.,
THE BANK OF NOVA SCOTIA
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as Co-Documentation Agents,

_______________________________________________________________________

J.P. MORGAN SECURITIES LLC,
U.S. BANK NATIONAL ASSOCIATION,
TD BANK, N.A.,
THE BANK OF NOVA SCOTIA
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as Joint Lead Arrangers and as Joint Bookrunners

i

ii

Schedule 4.01(k) Existing Indebtedness
Schedule 8.02 Certain Addresses for Notices

Exhibits
Exhibit A Form of Note
Exhibit B Form of Notice of Initial Borrowing
Exhibit C Form of Assignment and Assumption
Exhibit D Form of Interest Election Request

iii

TERM LOAN AGREEMENT

Dated as of December 31, 2014
PINNACLE WEST CAPITAL CORPORATION, an Arizona corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent, TD BANK, N.A., THE BANK OF NOVA SCOTIA and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. as Co-Documentation Agents, and JPMORGAN CHASE BANK, N.A., as Agent for the Lenders (as hereinafter defined), agree as follows:
The Borrower has requested that the Lenders provide a $125,000,000 term loan facility for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article I

DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Affected Lender” means any Lender, as reasonably determined by the Agent or, if the Agent is the Affected Lender, by the Required Lenders, that (a) has failed to (i) fund all or any portion of its Loans or (ii) pay to the Agent or any other Lender any other amount required to be paid by it under this Agreement, (b) has notified the Borrower, the Agent or any Lender in writing of its intention not to fund a Loan or any of its other funding obligations under this Agreement, (c) has failed, within three Business Days after written request by the Agent, or, if the Agent is the Affected Lender, by the Required Lenders, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund a Loan or (d) shall (or whose parent company shall) generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or shall have had any proceeding instituted by or against such Lender (or its parent company) seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian for, it or for any substantial part of its property) shall occur, or shall take (or whose parent company shall take) any corporate action to authorize any of the actions set forth above in this subsection (d), provided that a Lender shall not be deemed to be an Affected Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agent” means JPMorgan Chase Bank, N.A., (including its branches and Affiliates as may be required to administer its duties) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Agent’s Account” means the account of the Agent designated as such by the Agent to the Lenders and the Borrower from time to time.
“Agent’s Office” means the Agent’s address specified in Section 8.02(a) and, as appropriate, the Agent’s Account, or such other address or account as the Agent may from time to time notify to the Borrower and the Lenders.
“Agreement” means this Term Loan Agreement, dated as of December 31, 2014, among the Borrower, the Lenders named herein and from time to time party hereto, the Syndication Agent, the Co-Documentation Agents and the Agent, together with all schedules and exhibits hereto.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.
“Applicable Rate” means, from time to time, the following percentages per annum determined by reference to the Public Debt Rating as set forth below:

Public Debt Rating S&P/Moody’s	Base Rate Loan	Eurodollar Rate Loan
Level 1 ≥ A/A2	0.000%	0.650%
Level 2 < Level 1 but ≥ A-/A3	0.000%	0.750%
Level 3 < Level 2 but ≥ BBB+/Baa1	0.000%	0.850%
Level 4 < Level 3 but > BBB/Baa2	0.000%	1.000%
Level 5 < Level 4	0.150%	1.150%
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of any entity that administers or manages a Lender.
“APS” means Arizona Public Service Company, an Arizona corporation.
“Arrangers” means each of J.P. Morgan Securities LLC, U.S. Bank National Association, TD Bank, N.A., The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, Ltd., together with their successors and assigns.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.
“Authorized Officer” means the chairman of the board, chief executive officer, chief operating officer, chief financial officer, chief accounting officer, president, any vice president, treasurer, controller or any assistant treasurer of the Borrower.
“Base Rate” means for any day a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1.00% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the Eurodollar Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, respectively.
“Base Rate Loan” means a Loan that bears interest as provided in Section 2.05(a)(i).
“Borrower” has the meaning given to such term in the introductory paragraph hereof.

“Borrower Information” has the meaning specified in Section 8.08.
“Borrowing” means Loans of the same Type that are made, Converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.
“Business Day” means a day of the year on which banks are not required or authorized by Law to close in New York, New York or Phoenix, Arizona and, if the applicable Business Day relates to any Loan in which interest is calculated by reference to the Eurodollar Rate, on which dealings are carried on in the London interbank market.
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a Capital Lease on the balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Co-Documentation Agent” means each of TD Bank, N.A., The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, Ltd., in its capacity as a co-documentation agent for the Lenders.
“Commitment” means, as to any Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01 under the column “Commitment”. “Commitments” means the total of the Lenders’ Commitments hereunder. The Commitments shall in no event exceed $125,000,000.
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Indebtedness” means, at any date, the Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a Consolidated basis as of such date; provided, however, that so long as the creditors of the VIE Lessor Trusts have no recourse to the assets of APS, “Consolidated Indebtedness” shall not include any Indebtedness or other obligations of the VIE Lessor Trusts.
“Consolidated Net Worth” means, at any date, the sum as of such date of (a) the par value (or value stated on the books of the Borrower) of all classes of capital stock of the Borrower and its Subsidiaries, excluding the Borrower’s capital stock owned by the Borrower and/or its Subsidiaries, plus (or minus in the case of a surplus deficit) (b) the amount of the Consolidated surplus, whether capital or earned, of the Borrower, determined in accordance with GAAP as of the end of the most recent calendar month (excluding the effect on the Borrower’s accumulated other comprehensive income/loss of the ongoing application of Accounting Standards Codification Topic 815).
“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which would be Consolidated with those of the Borrower on its Consolidated financial statements if such financial statements were prepared as of such date; provided that in no event will Consolidated Subsidiaries include the VIE Lessor Trusts.
“Controlled Affiliate” has the meaning specified in Section 4.01(n).
“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.06, Section 2.07 or Section 2.10.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Dollars” or “$” means dollars of the United States of America.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.
“Effective Date” has the meaning specified in Section 3.01.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii) and (v), (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment and relating to any Environmental Law, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, natural resources or, to the extent relating to exposure to Hazardous Materials, human health or safety, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.
“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark

Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen, or in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the Eurodollar Rate for such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “Eurodollar Rate” shall be subject to Section 2.06.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate (other than a Base Rate Loan bearing interest at a rate based on the Eurodollar Rate).
“Events of Default” has the meaning specified in Section 6.01.
“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the United States of America or the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or does business or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding Tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 2.12(e)(ii), (d) in the case of a Foreign Lender (other than as agreed to between any assignee and the Borrower pursuant to a request by the Borrower under Section 2.17), any United States of America withholding Tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Applicable Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 2.12(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.12(a)(i) or (ii); and (e) any United States withholding Tax imposed by FATCA.
“Executive Order” has the meaning specified in Section 4.01 (p).
“Existing Term Loan Agreement” shall have the meaning specified in Section 3.01(e)(x).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means that certain Administrative Agent Fee Letter dated as of December 31, 2014, between the Agent and the Borrower, as amended, modified, restated or supplemented from time to time.
“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Four Corners Acquisition” means the acquisition by APS from Southern California Edison Company (“SCE”) of SCE’s interests in Units 4 and 5 of the Four Corners Power Plant near Farmington, New Mexico, pursuant to the Purchase and Sale Agreement, dated as of November 8, 2010, by and between SCE and APS.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” has the meaning specified in Section 1.03.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Government Official” shall mean (a) an executive, official, employee or agent of a governmental department, agency or instrumentality, (b) a director, officer, employee or agent of a wholly or partially government owned or controlled company or business, (c) a political party or official thereof, or candidate for political office or (d) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank).
“Guarantee” means as to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, agreements to keep well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Hedge Agreement” means any interest rate swap, cap or collar agreement, interest rate future or option contract, currency swap agreement, currency future or option contract, commodity future or option contract, commodity forward contract or other similar agreement.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurodollar Rate”.
“Indebtedness” means as to any Person at any date (without duplication): (a) indebtedness created, issued, incurred or assumed by such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person to pay the deferred purchase price of property or services, excluding, however, trade accounts payable (other than for borrowed money) arising in, and accrued expenses incurred in, the ordinary course of business of such Person so long as such trade accounts payable are paid within 180 days of the date incurred (unless subject to a good faith dispute); (c) all Indebtedness secured by a Lien on any asset of such Person, to the extent such Indebtedness has been assumed by, or is a recourse obligation of, such Person; (d) all Guarantees by such Person; (e) all Capital Lease Obligations of such Person; and (f) the amount of all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments in support of Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Ineligible Institution” means (a) a natural person, (b) an Affected Lender or any of its Subsidiaries, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company,

investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.
“Initial Borrowing” means the Loans made by the Initial Lenders on the Effective Date pursuant to Section 2.01 hereof.
“Initial Lenders” has the meaning given to such term in the introductory paragraph hereof.
“Interest Election Request” means a written request by the Borrower to Convert or continue a Borrowing in accordance with the definition of “Interest Period” contained in this Section 1.01 and/or Section 2.07, as applicable, in each case in substantially the form of Exhibit D hereto.
“Interest Period” means, for each Eurodollar Rate Loan comprising part of the same Borrowing, the period commencing on (i) the date such Eurodollar Rate Loan is disbursed, (ii) the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan or (iii) the effective date of the most recent continuation of such Eurodollar Rate Loan, as the case may be, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice (in the form of an Interest Election Request duly completed and executed by the Borrower) received by the Agent not later than 12:00 noon on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(a)    the Borrower may not select any Interest Period that ends after the Maturity Date;
(b)    Interest Periods commencing on the same date for Eurodollar Rate Loans comprising part of the same Borrowing shall be of the same duration;
(c)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(d)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Interpolated Rate” means, at any time, the rate per annum determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge or other security interest or preferential arrangement that has the practical effect of creating a security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing.
“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “Eurodollar Rate”.
“Loans” has the meaning specified in Section 2.01.
“Loan Documents” mean this Agreement, each Note and the Fee Letter.
“Material Adverse Effect” means a material adverse effect on (a) the financial condition, operations, business or properties of the Borrower and its Subsidiaries (excluding SunCor Development Company and its Subsidiaries) taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.
“Material Subsidiary” means APS and, at any time, each other Subsidiary of the Borrower which as of such time meets the definition of a “significant subsidiary” included as of the date hereof in Regulation S-X of the Securities and Exchange Commission or whose assets at such time exceed 10% of the assets of the Borrower and the Subsidiaries (on a Consolidated basis).
“Maturity Date” means December 31, 2017.
“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.14, in substantially the form of Exhibit A hereto.
“Notice of Initial Borrowing” has the meaning specified in Section 2.02(a).
“Obligations” means all loans to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue under any Loan Document after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning specified in Section 8.07(d).
“Participant Register” has the meaning specified in Section 8.07(d).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Percentage” means, with respect to any Lender at any time, a fraction the numerator of which is the outstanding principal amount of such Lender’s Loans at such time and the denominator of which is the aggregate outstanding principal amount of all Loans at such time; provided, that (i) the initial Percentage of each Lender shall be the percentage set forth opposite such Lender’s name on Schedule 1.01 under the column “Ratable Share” and (ii) if the outstanding principal amount of all Loans has been repaid in full, the Percentage of each Lender shall be such Lender’s Percentage as in effect immediately prior to such repayment.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.
“Prohibited Person” means any Person (a) listed in the Annex to the Executive Order or identified pursuant to Section 1 of the Executive Order; (b) that is owned or controlled by, or acting for or on behalf of, any Person listed in the Annex to the Executive Order or identified pursuant to the provisions of Section 1 of the Executive Order; (c) with whom a Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-laundering law, including the Executive Order; (d) who commits, threatens, conspires to commit, or support “terrorism” as defined in the Executive Order; (e) who is named as a “Specially designated national or blocked person” on the most current list published by the OFAC at its official website, at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any replacement website or other replacement official publication of such list; or (f) who is owned or controlled by a Person listed above in clause (c) or (e).
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Public Debt Rating” means, as of any date, (i) the rating that has been most recently announced by either S&P or Moody’s, as the case may be, applicable to any outstanding class of non-credit enhanced long-term senior unsecured debt issued by the Borrower, including any bank facility rating (or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency) or (ii) if neither S&P nor Moody’s has in effect any rating for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower and outstanding on such date, including any bank facility rating, the rating that is one level below APS’ non-credit enhanced long-term senior unsecured debt rating that has been most recently announced by either S&P or Moody’s, as the case may be. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Rate shall be determined by reference to the available rating; (b) except as set forth in the proviso at the end of this definition, if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Rate will be set in accordance with Level 5 under the definition of “Applicable Rate”; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Rate shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels; and (d) if any rating established by S&P or Moody’s shall be changed (other than as a result of a change in the basis on which ratings are established), such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; provided that if the Public Debt Rating system of S&P or Moody’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend the definition of “Applicable Rate” to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate will be set in accordance with the level most recently in effect under the definition of ”Applicable Rate” prior to such change or cessation.
“PVNGS” means the Palo Verde Nuclear Generating Station.
“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times such Lender’s Percentage.
“Register” has the meaning specified in Section 8.07(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived under the final regulations issued under Section 4043, as in effect as of the date of this Agreement (the “Section 4043 Regulations”). Any changes made to the Section 4043 Regulations that become effective after the Effective Date shall have no impact on the definition of Reportable Event as used herein unless otherwise amended by the Borrower and the Required Lenders.
“Required Lenders” means, as of any date of determination, but subject to Section 2.16, Lenders holding in the aggregate more than 50% of the aggregate outstanding principal amount of all Loans (or, if all Loans have been repaid in full, more than 50% of the aggregate amount of all outstanding Obligations).
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC and any similar economic or financial sanctions or trade embargoes of the type described in Sections 4.01(n) through (q) and imposed, administered or enforced from time to time by the U.S. government, including the U.S. Department of State.
“SEC Reports” means the Borrower’s (i) Form 10-K Report for the fiscal year ended December 31, 2013, (ii) Form 10-Q Reports for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 and (iii) Form 8-K Reports filed on January 9, 2014, January 24, 2014, February 21, 2014, May 9, 2014, May 28, 2014, June 24, 2014, July 7, 2014, July 9, 2104, August 13, 2014 and October 29, 2014 in each case, as filed with the Securities and Exchange Commission.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Voting Stock, (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided that in no event will Subsidiaries include the VIE Lessor Trusts.
“Syndication Agent” means U.S. Bank National Association, in its capacity as syndication agent for the Lenders.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.
“VIE Lessor Trusts” means the three (3) separate variable-interest entity lessor trusts that purchased from, and leased back to, APS certain interests in the PVNGS Unit 2 and related common facilities, as described in Note 6 of Notes to Condensed Consolidated Financial Statements in Borrower’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
Section 1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and

Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
Section 1.03    Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited Consolidated financial statements of the Borrower delivered to the Agent (“GAAP”). If at any time any change in GAAP or in the interpretation thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or in the interpretation thereof (subject to the approval of the Required Lenders); provided that, unless and until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.
Section 1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

Section 2.01    The Loans.
Subject to the terms and conditions hereof (including, without limitation, Section 3.01), each Lender, by its acceptance hereof, severally agrees to make a one-time loan (individually, a “Loan” and, collectively, the “Loans”) to the Borrower on the Effective Date in Dollars in an aggregate principal amount equal to such Lender’s Commitment.  As provided in Section 2.05, the Borrower may elect that each Borrowing of Loans be either Base Rate Loans or Eurodollar Rate Loans. Amounts borrowed by the Borrower hereunder and prepaid or otherwise repaid may not be reborrowed. Unless an earlier maturity is provided for hereunder, all Loans shall mature and be due and payable on the Maturity Date. The Commitments shall immediately and automatically terminate upon the earlier of (i) 5:00 p.m. on the Effective Date and (ii) the making of the Loans pursuant to this Section 2.01.
Section 2.02    Making the Loans.
(a)    The Initial Borrowing shall be made on notice, given not later than (x) 12:00 noon on the third Business Day prior to the Effective Date in the case of an Initial Borrowing consisting of Eurodollar Rate Loans or (y) 12:00 noon on the Business Day prior to the Effective Date in the case of an Initial Borrowing consisting of Base Rate Loans, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by facsimile. Such notice of the Initial Borrowing (the “Notice of Initial Borrowing”) shall be in writing or by facsimile in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of the Initial Borrowing (which shall be the Effective Date and a Business Day), (ii) Type of Loans comprising the Initial Borrowing, (iii) aggregate amount of the Initial Borrowing, and (iv) in the case of an Initial Borrowing consisting of Eurodollar Rate Loans, initial Interest Period for each such Loan. Each Lender shall, before 2:00 p.m. on the date of the Initial Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s Ratable Share of the Initial Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02 or as requested by the Borrower in the Notice of Initial Borrowing.
(b)    Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Loans for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 (or an integral multiple of $1,000,000 in excess thereof) or if the obligation of the Lenders to make Eurodollar Rate Loans shall then be suspended pursuant to Section 2.06 or 2.10, and (ii) at no time shall there be more than three (3) different Interest Periods outstanding for Eurodollar Rate Loans.
(c)    The Notice of Initial Borrowing shall be irrevocable and binding on the Borrower. If the Notice of Initial Borrowing specifies that the Initial Borrowing is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense reasonably incurred by such Lender as a result of any failure (i) to fulfill on or before the date specified in the Notice of Initial Borrowing the applicable conditions set forth in Article III or (ii) to otherwise borrow the Eurodollar Rate Loans requested by the Borrower in the Notice of Initial Borrowing on such date (and shall set forth such indemnification obligation in the Notice of Initial Borrowing), including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of the Initial Borrowing when such Loan, as a result of any such failure, is not made on such date.
(d)    Unless the Agent shall have received notice from a Lender prior to the time of the Initial Borrowing that such Lender will not make available to the Agent such Lender’s Ratable Share of the Initial Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of the Initial Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Share available to the Agent, such Lender and the Borrower severally agree to repay to the Agent within one Business Day after demand for such Lender and within three Business Days after demand for the Borrower such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Loans comprising the Initial Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of the Initial Borrowing for purposes of this Agreement.
(e)    The failure of any Lender to make the Loan to be made by it as part of the Initial Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of the Initial Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of the Initial Borrowing.
Section 2.03    Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as are agreed between the Borrower and the Agent pursuant to the Fee Letter between the Borrower and the Agent.
Section 2.04    Repayment of Loans. The Borrower hereby unconditionally agrees to pay to the Agent on the Maturity Date, for the account of the Lenders and the Agent, the then unpaid principal amount of the Loans, together with all accrued and unpaid interest thereon, and all other outstanding Obligations.
Section 2.05    Interest on Loans.
(a)    Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Rate for Base Rate Loans in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Loan shall be Converted or paid in full.
(ii)    Eurodollar Rate Loans. During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the Eurodollar Rate for such Interest Period for such Loan plus (y) the Applicable Rate for Eurodollar Rate Loans in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Loan shall be Converted or paid in full.
(b)    Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Loan owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Loan pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by Law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Loans pursuant to clause (a)(i) above, provided, however, that following acceleration of the Loans pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.
(c)    Interest Rate Limitation. Nothing contained in this Agreement or in any other Loan Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable Law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable Law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable Law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.
Section 2.06    Interest Rate Determination.
(a)    The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.05(a).

(b)    If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a Conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender, whereupon each Eurodollar Rate Loan will automatically on the last day of the then existing Interest Period therefor Convert into a Base Rate Loan. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, Conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have Converted such request into a request for a Base Rate Loan in the amount specified therein.
(c)    If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans.
(d)    On the date on which the aggregate unpaid principal amount of Eurodollar Rate Loans comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Loans shall automatically Convert into Base Rate Loans.
(e)    Upon the occurrence and during the continuance of any Event of Default,
(i)    with respect to Eurodollar Rate Loans, each such Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan (or if such Loan is then a Base Rate Loan, will continue as a Base Rate Loan); and
(ii)    the obligation of the Lenders to Convert Loans into Eurodollar Rate Loans shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
Section 2.07    Optional Conversion of Loans. The Borrower may on any Business Day, upon notice given to the Agent (in the form of an Interest Election Request duly completed and executed by the Borrower) not later than 12:00 noon on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.06 and 2.10, Convert all or any portion of the Loans of one Type comprising the same Borrowing into Loans of the other Type; provided, however, that (a) any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans, (b) any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than the minimum amount specified in Section 2.02(b) and (c) no Conversion of any Loans shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for each such Loan. Each Interest Election Request shall be irrevocable and binding on the Borrower.
Section 2.08    Prepayments of Loans.
(a)    Optional. At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause (z) below), upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Loans, and not later than 11:00 a.m. on the date of such prepayment, in the case of Base Rate Loans, to the Agent specifying the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of Eurodollar Rate Loans, the Interest Period of the Borrowing pursuant to which made); provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (y) accrued interest to the date of prepayment on the principal amount prepaid shall be payable by the Borrower on the date of such prepayment, and (z) in the event of any such prepayment of a Eurodollar Rate Loan, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(e). Each prepayment of Loans shall be applied ratably to the outstanding principal amount of each Lender’s Loan in accordance with such Lender’s Ratable Share.
(b)    Mandatory. The Borrower shall prepay the aggregate principal amount of the Loans, together with accrued interest to the date of prepayment on the principal amount prepaid, without requirement of demand therefor, or shall pay or prepay any other Indebtedness then outstanding at any time, when and to the extent required to comply with applicable Laws of any Governmental Authority or applicable resolutions of the Board of Directors of the Borrower.
Section 2.09    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 2.09(e));
(ii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender; or
(iii)    subject the Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Agent or such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Agent or such Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Agent or such Lender, the Borrower will pay to the Agent or such Lender such additional amount or amounts as will compensate the Agent or such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Applicable Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive and binding upon all parties absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 30 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 30 days prior to the relevant interest payment date, such additional interest shall be due and payable 30 days from receipt of such notice.

Section 2.10    Illegality. If any Lender shall have determined in good faith that the introduction of or any change in any applicable Law or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), makes it unlawful for any Lender or its Applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to Convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, Convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or Conversion, the Borrower shall also pay accrued interest on the amount so prepaid or Converted.
Section 2.11    Payments and Computations.
(a)    All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make each payment hereunder not later than 1:00 p.m. on the day when due in Dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable pursuant to Section 2.09, 2.10, 2.12, 2.17 or 8.04(e)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    All computations of interest based on the Base Rate (when the Base Rate is based on the Prime Rate) shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all other computations of interest and fees hereunder (including computations of interest based on the Eurodollar Rate and the Federal Funds Rate) shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)    Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)    Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.
Section 2.12    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If the Borrower or the Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States of America Federal backup withholding and withholding Taxes, from any payment, then (A) the Agent shall withhold or make such deductions as are determined by the Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or each Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)    Tax Indemnifications.
(i)    Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Agent and each Lender, and shall make payment in respect thereof within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Agent or paid by the Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)    Each Lender shall severally indemnify the Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this clause (ii).
(d)    Evidence of Payments. Upon request by the Borrower or the Agent, as the case may be, after any payment of Taxes by the Borrower or by the Agent to a Governmental Authority as provided in this Section 2.12, the Borrower shall deliver to the Agent or the Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Each Lender shall deliver to the Borrower and to the Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the

Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
(ii)    Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States of America,
(A)    any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
(B)    each Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(1)    executed originals of Internal Revenue Service Form W-8BEN or Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
(2)    executed originals of Internal Revenue Service Form W-8ECI,
(3)    executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
(4)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of Internal Revenue Service Form W-8BEN or Form W-8BEN-E, or
(5)    executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States of America Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Agent to determine the withholding or deduction required to be made.
(iii)    Each Lender shall promptly (A) notify the Borrower and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Applicable Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Agent make any withholding or deduction for taxes from amounts payable to such Lender.
(iv)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to each of the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(g)    Payments. Failure or delay on the part of the Agent or any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.12 shall not constitute a waiver of the Agent’s or such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Agent or a Lender pursuant to the foregoing provisions of this Section 2.12 for any Indemnified Taxes or Other Taxes imposed or asserted by the relevant Governmental Authority more than three months prior to the date that the Agent or such Lender, as the case may be, claims compensation with respect thereto (except that, if a Change in Law giving rise to such Indemnified Taxes or Other Taxes is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).
(h)    The Agent and each Lender agrees to cooperate with any reasonable request made by the Borrower in respect of a claim of a refund in respect of Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.12 if (i) the Borrower has agreed in writing to pay all of the Agent’s or such Lender’s reasonable out-of-pocket costs and expenses relating to such claim, (ii) the Agent or such Lender determines, in its good faith judgment, that it would not be disadvantaged, unduly burdened or prejudiced as a result of such claim and (iii) the Borrower furnishes, upon request of the Agent or such Lender, an opinion of tax counsel (such opinion, which can be reasoned, and such counsel to be reasonably acceptable to such Lender or the Agent) that the Borrower is likely to receive a refund or credit.
Section 2.13    Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans owing to it (other than pursuant to Section 2.09, 2.10, 2.12, 2.17 or 8.04(e) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof if permitted hereby (as to which the provisions of this Section 2.13 shall apply) in excess of its Ratable Share of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders (for cash at face value) such participations in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
Section 2.14    Evidence of Debt.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Loans. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount equal to the Loans owing to, or to be made by, such Lender.
(b)    The Register maintained by the Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.
(c)    Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
Section 2.15    Use of Proceeds. The proceeds of the Loans shall be available (and the Borrower agrees that it shall use such proceeds) solely to repay and refinance the outstanding loans under the Existing Term Loan Agreement and in accordance with Section 4.01(p).
Section 2.16    Affected Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes an Affected Lender, then the following provisions shall apply for so long as such Lender is an Affected Lender:
(a)    the outstanding principal amount of the Loans of such Affected Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.01), other than any waiver, amendment or modification requiring the consent of all Lenders or of each Lender affected;

(b)    to the extent the Agent receives any payments or other amounts for the account of an Affected Lender under this Agreement, such Affected Lender shall be deemed to have requested that the Agent use such payment or other amount to fulfill such Affected Lender’s previously unsatisfied obligations to fund a Loan under Section 2.01 or any other unfunded payment obligation of such Affected Lender under this Agreement; and
(c)    for the avoidance of doubt, the Borrower, the Agent and each other Lender shall retain and reserve its other rights and remedies respecting each Affected Lender.
In the event that the Agent and the Borrower each agrees that an Affected Lender has adequately remedied all matters that caused such Lender to be an Affected Lender, then this Section 2.16 will no longer apply to such Lender.
Section 2.17    Replacement of Lenders. If any Lender requests compensation under Section 2.09, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender is an Affected Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more assignees that shall assume such obligations (which any such assignee may be another Lender (other than an Affected Lender), if such Lender accepts such assignment), provided that:
(a)    the Borrower shall have paid to the Agent the assignment fee specified in Section 8.07(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(e)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 2.09 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)    such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE III

CONDITIONS PRECEDENT

Section 3.01    Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
(f)    The Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Subsidiaries as they shall have requested.
(g)    The Borrower shall have paid all accrued fees and agreed expenses of the Agent, the Arrangers and the Lenders, including but not limited to all fees payable pursuant to the Fee Letter, and the reasonable accrued fees and expenses of counsel to the Agent that have been invoiced at least one Business Day prior to the Effective Date.
(h)    On the Effective Date, the following statements shall be true and the Agent shall have received a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:
(iv)    The representations and warranties contained in Section 4.01 are true and correct on and as of the Effective Date, both before and after giving effect to the Initial Borrowing and the application of the proceeds thereof, as though made on and as of such date; and
(v)    No event has occurred and is continuing, or would result from the Initial Borrowing or the application of the proceeds thereof, that constitutes a Default.
(i)    The Agent shall have received the Notice of Initial Borrowing pursuant to Section 2.02.
(j)    The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and the Lenders:
(i)    Receipt by the Agent of executed counterparts of this Agreement properly executed by a duly authorized officer of the Borrower and by each Lender.
(ii)    The Notes, payable to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.14(a).
(iii)    The articles of incorporation of the Borrower certified to be true and complete as of a recent date by the appropriate governmental authority of the state or other jurisdiction of its incorporation and certified by a secretary, assistant secretary or associate secretary of the Borrower to be true and correct as of the Effective Date.
(iv)    The bylaws of the Borrower certified by a secretary, assistant secretary or associate secretary of the Borrower to be true and correct as of the Effective Date.
(v)    Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action, third party consents and governmental approvals, if any, with respect to this Agreement and the Notes.
(vi)    A certificate of the secretary, assistant secretary or associate secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.
(vii)    A certificate as of a recent date from the Borrower’s state of incorporation evidencing that the Borrower is in good standing in such state.
(viii)    A favorable opinion of counsel for the Borrower, in form and substance reasonably acceptable to the Lenders.
(ix)    A written opinion of Sidley Austin LLP, special New York counsel for the Agent, addressed to the Agent and the Lenders, with respect to the enforceability of this Agreement and the Notes, if any, issued on the Effective Date, in form and substance reasonably acceptable to the Agent.
(x)    Evidence that that certain Term Credit Agreement, dated as of November 29, 2012, by and among the Borrower, the lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., as agent (as the same shall have been amended or otherwise modified prior to the date hereof, the “Existing Term Loan Agreement”) shall have been terminated and cancelled and all indebtedness thereunder shall have been (or shall concurrently with the funding of the Loans hereunder be) fully repaid.
(k)    PATRIOT Act. The Borrower shall have provided to the Agent and the Lenders the documentation and other information reasonably requested by the Agent in order to comply with requirements of the PATRIOT Act.
Section 3.02    Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01 and the satisfaction of each Lender with respect to letters delivered to it from the Borrower as set forth in Sections 4.01(a), 4.01(e) and 4.01(f), each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders and the Borrower of the occurrence of the Effective Date.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 4.01    Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)    Each of the Borrower and each Material Subsidiary: (i) is a corporation or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization; (ii) has all requisite corporate or if the Material Subsidiary is not a corporation, other comparable power necessary to own its assets and carry on its business as presently conducted; (iii) has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as presently conducted, if the failure to have any such license, authorization, consent or approval is reasonably likely to have a Material Adverse Effect and except as disclosed to the Agent in the SEC Reports or by means of a letter from the Borrower to the Lenders (such letter, if any, to be delivered to the Agent for prompt distribution to the Lenders) delivered prior to the execution and delivery of this Agreement (which, in each case, shall be satisfactory to each Lender in its sole discretion) and except that (A) APS from time to time may make minor extensions of its lines, plants, services or systems prior to the time a related franchise, certificate of convenience and necessity, license or permit is procured, (B) from time to time communities served by APS may become incorporated and considerable time may elapse before such a franchise is procured, (C) certain such franchises may have expired prior to the renegotiation thereof, (D) certain minor defects and exceptions may exist which, individually and in the aggregate, are not material and (E) certain franchises, certificates, licenses and permits may not be specific as to their geographical scope); and (iv) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify is reasonably likely to have a Material Adverse Effect.
(b)    The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not or did not (i) contravene the Borrower’s articles of incorporation or by-laws, (ii) contravene any Law, decree, writ, injunction or determination of any Governmental Authority, in each case applicable to or binding upon the Borrower or any of its properties, (iii) contravene any contractual restriction binding on or affecting the Borrower or (iv) cause the creation or imposition of any Lien upon the assets of the Borrower or any Material Subsidiary, except for Liens created under this Agreement and except where such contravention or creation or imposition of such Lien is not reasonably likely to have a Material Adverse Effect.
(c)    No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it.
(d)    This Agreement has been, and each of the other Loan Documents upon execution and delivery will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the other Loan Documents upon execution and delivery will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, subject, however, to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

(e)    (i) The Consolidated balance sheet of the Borrower as of December 31, 2013, and the related Consolidated statements of income and cash flows of the Borrower for the fiscal year then ended, accompanied by an opinion thereon of Deloitte & Touche LLP, independent registered public accountants, and the Consolidated balance sheet of the Borrower as of September 30, 2014, and the related Consolidated statements of income and cash flows of the Borrower for the nine months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to the Agent, fairly present in all material respects, subject, in the case of said balance sheet as of September 30, 2014, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower as at such dates and the Consolidated results of the operations of the Borrower for the periods ended on such dates, all in accordance with GAAP (except as disclosed therein); and (ii) except as disclosed to the Agent in the SEC Reports or by means of a letter from the Borrower to the Lenders (such letter, if any, to be delivered to the Agent for prompt distribution to the Lenders) delivered prior to the execution and delivery of this Agreement (which, in each case, shall be satisfactory to each Lender in its sole discretion), since December 31, 2013, there has been no Material Adverse Effect.
(f)    There is no pending or, to the knowledge of an Authorized Officer of the Borrower, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or (ii) would be reasonably likely to have a Material Adverse Effect (except as disclosed to the Agent in the SEC Reports or by means of a letter from the Borrower to the Lenders (such letter, if any, to be delivered to the Agent for prompt distribution to the Lenders) delivered prior to the execution and delivery of this Agreement (which, in each case, shall be satisfactory to each Lender in its sole discretion)), and there has been no adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, of such disclosed litigation that would be reasonably likely to have a Material Adverse Effect.
(g)    No proceeds of any Loan will be used to acquire any equity security not issued by the Borrower of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.
(h)    The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, in any case in violation of Regulation U. After application of the proceeds of any Loan, not more than 25% of the value of the assets subject to any restriction under this Agreement on the right to sell, pledge, transfer, or otherwise dispose of such assets is represented by margin stock.
(i)    The Borrower and its Subsidiaries have filed all United States of America Federal income Tax returns and all other material Tax returns which are required to be filed by them and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except to the extent that (i) such Taxes are being contested in good faith and by appropriate proceedings and that appropriate reserves for the payment thereof have been maintained by the Borrower and its Subsidiaries in accordance with GAAP or (ii) the failure to make such filings or such payments is not reasonably likely to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Material Subsidiaries as set forth in the most recent financial statements of the Borrower delivered to the Agent pursuant to Section 4.01(e) or Section 5.01(h)(i) or (ii) hereof in respect of Taxes and other governmental charges are, in the opinion of the Borrower, adequate.
(j)    Set forth on Schedule 4.01(j) hereto (as such schedule may be modified from time to time by the Borrower by written notice to the Agent) is a complete and accurate list of all the Material Subsidiaries of the Borrower.
(k)    Set forth on Schedule 4.01(k) hereto is a complete and accurate list identifying any Indebtedness of the Borrower outstanding in a principal amount equal to or exceeding $5,000,000 and which is not described in the financial statements referred to in Section 4.01(e).
(l)    The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
(m)    No report, certificate or other written information furnished by the Borrower or any of its Subsidiaries to the Agent, any Arranger or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) at the time so furnished, when taken together as a whole with all such written information so furnished, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except as would not reasonably be expected to result in a Material Adverse Effect; provided that with respect to any projected financial information, forecasts, estimates or forward-looking information, the Borrower represents only that such information and materials have been prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation of such forecasts, and no representation or warranty is made as to the actual attainability of any such projections, forecasts, estimates or forward-looking information.
(n)    Neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective Affiliates over which any of the foregoing exercises management control (each, a “Controlled Affiliate”) or any director or officer of the Borrower, any of its Subsidiaries or any of their respective Controlled Affiliates (each, a “Manager”) is a Prohibited Person, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, such Controlled Affiliates are in compliance with all applicable orders, rules and regulations of OFAC.
(o)    Neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective Controlled Affiliates or Managers: (i) is the target of Sanctions; (ii) is owned or controlled by, or acts on behalf of, any Person that is targeted by United States or multilateral economic or trade sanctions currently in force; (iii) is, or is owned or controlled by, a Person who is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria, or (iv) is named, identified or described on any list of Persons with whom United States Persons may not conduct business, including any such blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other such lists published or maintained by the United States, including OFAC, the United States Department of Commerce or the United States Department of State.
(p)    None of the Borrower’s or its Subsidiaries’ assets constitute property of, or are beneficially owned, directly or indirectly, by any Person that is the target of Sanctions, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which includes, without limitation, (i) Executive Order No. 13224, effective as of September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the PATRIOT Act), if the result of such ownership would be that any Borrowing made by any Lender would be in violation of law (“Embargoed Person”); (a) no Embargoed Person has any interest of any nature whatsoever in the Borrower if the result of such interest would be that any Borrowing would be in violation of law; (b) the Borrower has not engaged in business with Embargoed Persons if the result of such business would be that any Borrowing made by any Lender would be in violation of law; (c) the Borrower will not, directly or indirectly, use the proceeds of the Borrowing, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions or Anti-Corruption Laws by any Person (including any Person participating in the Borrowing, whether as a Lender or otherwise), and (d) neither the Borrower nor any Controlled Affiliate (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) to the knowledge of the Borrower, engages in any dealings or transactions, or be otherwise associated, with any such “blocked person”. For purposes of determining whether or not a representation is true under this Section 4.01(p), with respect to the securities of the Borrower, the Borrower shall not be required to make any investigation into (x) the ownership of publicly traded stock or other publicly traded securities or (y) the beneficial ownership of any collective investment fund.
(q)    Neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower and its Subsidiaries, any of their respective Managers, has failed to comply with the U.S. Foreign Corrupt Practices Act, as amended from time to time (the “FCPA”), or any other applicable Anti-Corruption Law, and it and they have not made, offered, promised or authorized, and will not make, offer, promise or authorize, whether directly or indirectly, any payment, of anything of value to a Government Official while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (a) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (b) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such  government or entity or (c) securing an improper advantage, in each case in order to obtain, retain or direct business.
ARTICLE V

COVENANTS OF THE BORROWER
Section 5.01    Affirmative Covenants. So long as any Loan or any other Obligations shall remain unpaid, the Borrower shall:
(a)    Compliance with Laws, Etc. (i) Comply, and cause each of its Material Subsidiaries to comply, in all material respects, with all applicable Laws of Governmental Authorities, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, unless the failure to so comply is not reasonably likely to have a Material Adverse Effect and (ii) comply at all times with all Laws, orders, decrees, writs, injunctions or determinations of any Governmental Authority relating to the incurrence or maintenance of Indebtedness by the Borrower, such compliance to include, without limitation, compliance with the PATRIOT Act, all applicable orders, rules and regulations of OFAC, the FCPA, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and other Anti-Corruption Laws, except (other than in the case of the PATRIOT Act, the applicable orders, rules and regulations of OFAC, or the FCPA) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)    Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all Taxes, imposed upon it or upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such Tax (i) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP or (ii) if the failure to pay such Tax is not reasonably likely to have a Material Adverse Effect.
(c)    Maintenance of Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Material Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.
(d)    Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises (other than “franchises” as described in Arizona Revised Statutes, Section 40-283 or any successor provision) reasonably necessary in the normal conduct of its business, if the failure to maintain such rights or privileges is reasonably likely to have a Material Adverse Effect, and, in the case of APS, will cause APS to use its commercially reasonable efforts to preserve and maintain such franchises reasonably necessary in the normal conduct of its business, except that (i) APS from time to time may make minor extensions of its lines, plants, services or systems prior to the time a related franchise, certificate of convenience and necessity, license or permit is procured, (ii) from time to time communities served by APS may become incorporated and considerable time may elapse before such a franchise is procured, (iii) certain such franchises may have expired prior to the renegotiation thereof, (iv) certain minor defects and exceptions may exist which, individually and in the aggregate, are not material and (v) certain franchises, certificates, licenses and permits may not be specific as to their geographical scope; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b).
(e)    Visitation Rights. At any reasonable time and from time to time, permit and cause each of its Subsidiaries to permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors; provided, however, that the Borrower and its Subsidiaries reserve the right to restrict access to any of its properties in accordance with reasonably adopted procedures relating to safety and security; and provided further that the costs and expenses incurred by such Lender or its agents or representatives in connection with any such examinations, copies, abstracts, visits or discussions shall be, upon the occurrence and during the continuation of a Default, for the account of the Borrower and, in all other circumstances, for the account of such Lender.
(f)    Keeping of Books. Keep, and cause each of its Material Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in a manner that permits the preparation of financial statements in accordance with GAAP.
(g)    Maintenance of Properties, Etc. Keep, and cause each Material Subsidiary to keep, all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted), if the failure to do so is reasonably likely to have a Material Adverse Effect, it being understood that this covenant relates only to the working order and condition of such properties and shall not be construed as a covenant not to dispose of properties.
(h)    Reporting Requirements. Furnish to the Agent:
(xi)    as soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower commencing with the fiscal quarter ending March 31, 2015, (A) for each such fiscal quarter of the Borrower, Consolidated statements of income and cash flows of the Borrower for such fiscal quarter and the related Consolidated balance sheet of the Borrower as of the end of such fiscal quarter setting forth in each case in comparative form the corresponding figures for the corresponding fiscal quarter in (or, in the case of the balance sheet, as of the end of) in the preceding fiscal year and (B) for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, Consolidated statements of income and cash flows of the Borrower for such period setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year; provided that so long as the Borrower remains subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Borrower may provide, in satisfaction of the requirements of this first sentence of this Section 5.01(h)(i), its report on Form 10-Q for such fiscal quarter. Each set of financial statements provided under this Section 5.01(h)(i) shall be accompanied by a certificate of an Authorized Officer, which certificate shall state that said Consolidated financial statements fairly present in all material respects the Consolidated financial condition and results of operations and cash flows of the Borrower in accordance with GAAP (except as disclosed therein), as at the end of, and for, such period (subject to normal year-end audit adjustments) and shall set forth reasonably detailed calculations demonstrating compliance with Section 5.03;
(xii)    as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2014, audited Consolidated statements of income and cash flows of the Borrower for such year and the related Consolidated balance sheet of the Borrower as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year; provided that, so long as the Borrower remains subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Borrower may provide, in satisfaction of the requirements of this first sentence of this Section 5.01(h)(ii), its report on Form 10-K for such fiscal year. Each set of financial statements provided pursuant to this Section 5.01(h)(ii) shall be accompanied by (A) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said Consolidated financial statements fairly present in all material respects the Consolidated financial condition and results of operations of the Borrower as at the end of, and for, such fiscal year, in accordance with GAAP (except as disclosed therein) and (B) a certificate of an Authorized Officer, which certificate shall set forth reasonably detailed calculations demonstrating compliance with Section 5.03;
(xiii)    as soon as possible and in any event within five days after any Authorized Officer of the Borrower knows of the occurrence of each Default continuing on the date of such statement, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
(xiv)    promptly after the sending or filing thereof, copies of all reports and registration statements (other than exhibits thereto and registration statements on Form S-8 or its equivalent) that the Borrower or any Subsidiary files with the Securities and Exchange Commission;
(xv)    promptly after an Authorized Officer becomes aware of the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f), except, with respect to any matter referred to in Section 4.01(f)(ii), to the extent disclosed in a report on Form 8-K, Form 10-Q or Form 10-K of the Borrower;

(xvi)    promptly after an Authorized Officer becomes aware of the occurrence thereof, notice of any change by Moody’s or S&P of its respective Public Debt Rating or of the cessation (or subsequent commencement) by Moody’s or S&P of publication of its respective Public Debt Rating;
(xvii)    promptly after the occurrence thereof, notice of the occurrence of any ERISA Event, together with (x) a written statement of an Authorized Officer of the Borrower specifying the details of such ERISA Event and the action that the Borrower has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to the Borrower or an ERISA Affiliate with respect to such ERISA Event; and
(xviii)    such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.
Information required to be delivered pursuant to Sections 5.01(h)(i), (ii) and (iv) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Agent that such information has been posted on the Borrower’s website on the Internet at www.pinnaclewest.com, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.01(h)(i) or (ii) and (ii) the Borrower shall deliver paper copies of the information referred to in Section 5.01(h)(i), (ii), and (iv) to any Lender which requests such delivery.
(i)    Change in Nature of Business. Conduct directly or through its Subsidiaries the same general type of business conducted by the Borrower and its Material Subsidiaries on the date hereof.
(j)    Ownership of APS. Except to the extent permitted under Section 5.02(b), at all times continue to own directly or indirectly at least 80% of the outstanding capital stock of APS.
Section 5.02    Negative Covenants. So long as Loan or any other Obligations shall remain unpaid, the Borrower shall not:
(d)    Liens, Etc. Directly or indirectly create, incur, assume or permit to exist any Lien securing Indebtedness for borrowed money on or with respect to any property or asset (including, without limitation, the capital stock of APS) of the Borrower, whether now owned or held or hereafter acquired (unless it makes, or causes to be made, effective provision whereby the Obligations will be equally and ratably secured with any and all other obligations thereby secured so long as such other Indebtedness shall be so secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Lenders); provided, however, that this Section 5.02(a) shall not apply to Liens securing Indebtedness for borrowed money (other than Indebtedness for borrowed money secured by the capital stock of APS) which do not in the aggregate exceed at any time outstanding the principal amount of $50,000,000.
(e)    Mergers, Etc. Merge or consolidate with or into any Person, or permit any of its Material Subsidiaries to do so, except that (i) any Material Subsidiary of the Borrower may merge or consolidate with or into any other Material Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower may merge into the Borrower or any Material Subsidiary of the Borrower and (iii) the Borrower or any Material Subsidiary may merge with any other Person so long as the Borrower or such Material Subsidiary is the surviving corporation, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
(f)    Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Material Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets to any Person other than the Borrower or any Subsidiary of the Borrower, except (i) dispositions in the ordinary course of business, including, without limitation, sales or other dispositions of electricity and related and ancillary services, other commodities, emissions credits and similar mechanisms for reducing pollution, and damaged, obsolete, worn out or surplus property no longer required or useful in the business or operations of the Borrower or any of its Subsidiaries, (ii) sale or other disposition of patents, copyrights, trademarks or other intellectual property that are, in the Borrower’s reasonable judgment, no longer economically practicable to maintain or necessary in the conduct of the business of the Borrower or its Subsidiaries and any license or sublicense of intellectual property that does not interfere with the business of the Borrower or any Material Subsidiary, (iii) in a transaction authorized by subsection (b) of this Section, (iv) individual dispositions occurring in the ordinary course of business which involve assets with a book value not exceeding $5,000,000, (v) sales, leases, transfers or other dispositions of assets during the term of this Agreement having an aggregate book value not to exceed 30% of the total of all assets properly appearing on the most recent balance sheet of the Borrower provided pursuant to Section 4.01(e) or 5.01(h)(ii) hereof, (vi) at any time following the consummation of the Four Corners Acquisition, which occurred on December 30, 2013 and the closure by APS of Units 1, 2 and 3 of the Four Corners Power Plant near Farmington, New Mexico, as described in the SEC Reports, disposition of all or any portion of APS’ interests in such Units 1, 2 and 3, and (vii) any Lien permitted under Section 5.02(a).
Section 5.03    Financial Covenant. So long as any Loan or any other Obligations shall remain unpaid, the Borrower will maintain a ratio of (a) Consolidated Indebtedness to (b) the sum of Consolidated Indebtedness plus Consolidated Net Worth of not greater than 0.65 to 1.
ARTICLE VI

EVENTS OF DEFAULT
Section 6.01    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(g)    The Borrower shall fail to pay when due (i) any principal of any Loan or (ii) any interest on any Loan or any fees or other amounts payable under this Agreement or any other Loan Documents, and (in the case of this clause (ii) only) such failure shall continue for a period of three Business Days; or

(h)    Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in any certificate or other document delivered in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made or furnished; or
(i)    (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.15, Section 5.01(d) (as to the corporate existence of the Borrower), Section 5.01(h)(iii), Section 5.01(h)(vi), Section 5.01(j), Section 5.02 or Section 5.03; or (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or
(j)    (i) The Borrower or any of its Material Subsidiaries shall fail to pay (A) any principal of or premium or interest on any Indebtedness that is outstanding in a principal amount of at least $35,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder), or (B) an amount, or post collateral as contractually required in an amount, of at least $35,000,000 in respect of any Hedge Agreement, of the Borrower or such Material Subsidiary (as the case may be), in each case, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or Hedge Agreement; or (ii) any event of default shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or
(k)    The Borrower or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest in respect of any operating lease in respect of which the payment obligations of the Borrower have a present value of at least $35,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such operating lease, if the effect of such failure is to terminate, or to permit the termination of, such operating lease; or
(l)    The Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of

60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or
(m)    Judgments or orders for the payment of money that exceed any applicable insurance coverage (the insurer of which shall be rated at least “A” by A.M. Best Company) by more than $35,000,000 in the aggregate shall be rendered against the Borrower or any Material Subsidiary and such judgments or orders shall continue unsatisfied or unstayed for a period of 45 days; or
(n)    (i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 30% or more of the equity securities of the Borrower entitled to vote for members of the board of directors of the Borrower; or (ii) during any period of 24 consecutive months, a majority of the members of the board of directors of the Borrower cease (other than due to death or disability) to be composed of individuals (A) who were members of that board on the first day of such period, (B) whose election or nomination to that board was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or (C) whose election or nomination to that board was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board; or
(o)    (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $35,000,000; or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $35,000,000;
then, and in any such event, the Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, (i) declare the Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States of America, the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower, and (ii) exercise all rights and remedies available to it under this Agreement, the other Loan Documents and applicable Law.

ARTICLE VII

THE AGENT
Section 7.01    Appointment and Authority. Each of the Lenders hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as set forth in Section 7.06, the provisions of this Article are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor any of its Affiliates shall have rights as a third party beneficiary of any of such provisions.
Section 7.02    Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
Section 7.03    Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:
(c)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(d)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable Law; and
(e)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 6.01 and Section 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower or a Lender.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
Section 7.04    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.
Section 7.05    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
Section 7.06    Resignation of Agent. The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 45 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be as agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
Section 7.07    Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 7.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agent, the Co-Documentation Agents or any other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.
ARTICLE VIII

MISCELLANEOUS
Section 8.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall
(a)    unless agreed to by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan, reduce the rate of or forgive any interest thereon (provided that only the consent of the Required Lenders shall be required to waive the applicability of any post-default increase in interest rates), or reduce or forgive any fees hereunder (other than fees payable to the Agent or the Arrangers for their own respective accounts), (ii) extend the final scheduled maturity date or any other scheduled date for the payment of any principal of or interest on any Loan, or extend the time of payment of any fees hereunder (other than fees payable to the Agent or the Arrangers for their own respective accounts), or (iii) increase any Commitment of any such Lender over the amount thereof in effect or extend the maturity thereof (it being understood that a waiver of any Default, if agreed to by the Required Lenders or all Lenders (as may be required hereunder with respect to such waiver), shall not constitute such an increase);
(b)    unless agreed to by all of the Lenders, (i) reduce the percentage of the aggregate Commitments or of the aggregate unpaid principal amount of the Loans, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Agent to take, any action hereunder or under any other Loan Document (including as set forth in the definition of “Required Lenders”), (ii) change any other provision of this Agreement or any of the other Loan Documents requiring, by its terms, the consent or approval of all the Lenders for any amendment, modification, waiver, discharge or termination thereof or any consent to any departure by the Borrower therefrom, or (iii) change or waive any provision of Section 2.13, any other provision of this Agreement or any other Loan Document requiring pro rata treatment of any Lenders, or this Section 8.01 or Section 2.17(b); and
(c)    unless agreed to by the Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Agent hereunder or under any of the other Loan Documents.
(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 8.07, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.09 and 2.12, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 8.04(e) had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
Section 8.02    Notices, Etc.
(f)    All notices and other communications provided for hereunder shall be either (x) in writing (including facsimile communication) and mailed, faxed or delivered or (y) delivered, furnished, distributed or made available as and to the extent set forth in Sections 8.02(b) and (c), if to the Borrower, at the address specified on Schedule 8.02; if to any Lender, at its Domestic Lending

Office; and if to the Agent, at the address specified on Schedule 8.02; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed or faxed, be effective when deposited in the mails or faxed, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof. Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b). Upon request of the Borrower, the Agent will provide to the Borrower (i) copies of each Administrative Questionnaire or (ii) the address of each Lender.
(g)    Notices and other communications to the Lenders and the Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent and agreed to by the Borrower, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent and the Borrower that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent and the Borrower otherwise agree, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(h)    The Borrower agrees that the Agent may make materials delivered to the Agent pursuant to Sections 5.01(h)(i), (ii) and (iv), as well as any other written information, documents, instruments and other material relating to the Borrower or any of its Subsidiaries and relating to this Agreement, the Notes or the transactions contemplated hereby, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.
(i)    Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by e-mail, facsimile or mail. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
(j)    The Borrower hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arrangers and the Lenders to treat such Communications as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States of America federal and state securities laws; (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Agent and the Arrangers shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Communications “PUBLIC.” Notwithstanding anything to the contrary herein, the Borrower and the Agent need not provide to any Public Lender any information, notice, or other document hereunder that is not public information, including without limitation, the Notice of Initial Borrowing and any notice of Default.
Section 8.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Article VI for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 8.05 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Article VI and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 8.04    Costs and Expenses; Indemnity; Damage Waiver.
(a)    The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the administration, modification and amendment of this Agreement, the Notes and the other Loan Documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other Loan Documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).
(b)    The Borrower agrees to indemnify and hold harmless the Agent (and any sub-agent thereof), each Lender, each Arranger, the Syndication Agent, each Co-Documentation Agent and each Related Party of any of the foregoing (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith, whether based on contract, tort or any other theory) (i) the Notes, this Agreement, any other Loan Document, any of the transactions contemplated herein or the actual or proposed use of the proceeds of any Loan, or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, provided that such indemnity shall not, as to any Indemnified Party, be available to the extent (a) such fees and expenses are expressly stated in this Agreement to be payable by the Indemnified Party, included expenses payable under Section 2.12, Section 5.01(e) and Section 8.07(b) or (b) such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or material breach of its obligations under this Agreement, in which case any fees and expenses previously paid or advanced by the Borrower to such Indemnified Party in respect of such indemnified obligation will be returned by such

Indemnified Party. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto, and whether or not the transactions contemplated hereby are consummated, provided that if the Borrower and such Indemnified Party are adverse parties in any such litigation or proceeding, and the Borrower prevails in a final, non-appealable judgment by a court of competent jurisdiction, any amounts under this Section 8.04(b) previously paid or advanced by the Borrower to such Indemnified Party pursuant to this Section 8.04(b) will be returned by such Indemnified Party.
(c)    To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity.
(d)    Without limiting the rights of indemnification of the Indemnified Parties set forth in this Agreement with respect to liabilities asserted by third parties, each party hereto also agrees not to assert any claim for special, indirect, consequential or punitive damages against the other parties hereto, or any Related Party of any party hereto, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any other Loan Document, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including Intralinks, SyndTrak or similar systems) in connection with this Agreement or the other Loan Documents, provided that such indemnity shall not, as to any Indemnified Party, be available to the extent such damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.
(e)    If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Loan, as a result of a payment or Conversion pursuant to Section 2.06(d) or (e), 2.08 or 2.10, acceleration of the maturity of the Loans pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 2.17, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.
(f)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.09, 2.12 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
Section 8.05    Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Loans due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.
Section 8.06    Effectiveness; Binding Effect. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders (and any purported assignment without such consent shall be null and void).
Section 8.07    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender (and any purported assignment or transfer without such consent shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may at any time assign to one or more assignees (other than to an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans owing to it at such time); provided that any such assignment shall be subject to the following conditions:
(iii)    Minimum Amounts.
(A)    in the case of an assignment of the entire principal amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate outstanding principal amount of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to which such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(iv)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned, and each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;
(v)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
(B)    the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender.

(vi)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that no such fee shall be payable in the case of an assignment made at the request of the Borrower to an existing Lender. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
(vii)    No Assignment to Ineligible Institutions. No such assignment shall be made to any Ineligible Institution.
Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section and notice thereof to the Borrower, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.09, 2.12 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Agent shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than an Ineligible Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, any Obligations or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, any Obligations or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification addressing the matters set forth in clause (iv) above to the extent subject to such participation. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09, 2.12 and 8.04(e) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.09 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.12(e) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
Section 8.08    Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Borrower furnished to the Agent or the Lenders by the Borrower (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its Affiliates’ employees, officers, directors, agents and advisors having a need to know in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority or self regulatory body, (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.08, (A) to any assignee or participant or prospective assignee or participant, (B) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement and (C) to any credit insurance provider relating to the Borrower and its Obligations, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Agent or such Lender or their Related Parties, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Borrower (provided that the source of such information was not known by the recipient after inquiry to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Borrower or any other Person with respect to such information) and (viii) with the consent of the Borrower. The obligations under this Section 8.08 shall survive for two calendar years after the date of the termination of this Agreement.
Section 8.09    Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the Laws of the State of New York.
Section 8.10    Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 8.11    Jurisdiction, Etc.
(e)    Each of the parties hereto hereby submits to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by Law, in such federal court. Except to the extent expressly set forth in the preceding sentence, nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.
(f)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Section 8.12    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Agent or any Lender, or the Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 8.13    Patriot Act. The Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each borrower (including the Borrower), guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the PATRIOT Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and such Lender in maintaining compliance with the PATRIOT Act.

Section 8.14    Waiver of Jury Trial. EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR THE ACTIONS OF THE BORROWER, THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
Section 8.15    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Agent, each of the Lenders and each of the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Agent, the Lenders and the Arrangers is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Agent nor any Lender or Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Agent or any Lender or Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Agent nor any Lender or Arranger has any obligation to the Borrower with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agent, each of the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent nor any Lender or Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agent and each Lender and Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by Law, any claims that it may have against the Agent and each Lender and Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with the Loan Documents.
Section 8.16    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
Section 8.17    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PINNACLE WEST CAPITAL CORPORATION

By: /s/ Lee R. Nickloy
Name: Lee R. Nickloy
Title: Vice President and Treasurer

Signature Page to
Pinnacle West Term Loan Agreement

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A., as Agent

By: /s/ Nancy R. Barwig
Name: Nancy R. Barwig
Title: Credit Executive

Signature Page to
Pinnacle West Term Loan Agreement

LENDERS:	JPMORGAN CHASE BANK, N.A., as a Lender

By: /s/ Nancy R. Barwig
Name: Nancy R. Barwig
Title: Credit Executive

Signature Page to
Pinnacle West Term Loan Agreement

US Bank, National Association, as a Lender

By: /s/ Holland H. Williams
Name: Holland H. Williams
Title: Vice President

Signature Page to
Pinnacle West Term Loan Agreement

TD Bank, N.A., as a Lender

By: /s/ David Perlman
Name: David Perlman
Title: Senior Vice President

Signature Page to
Pinnacle West Term Loan Agreement

THE BANK OF NOVA SCOTIA, as a Lender

By: /s/ Thane Rattew
Name: Thane Rattew
Title: Managing Director

Signature Page to
Pinnacle West Term Loan Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By: /s/ Chi-Cheng Chen
Name: Chi=Cheng Chen
Title: Director

Signature Page to
Pinnacle West Term Loan Agreement

SCHEDULE 1.01

COMMITMENTS AND RATABLE SHARES

Lender	Commitment	Ratable Share
JPMorgan Chase Bank, N.A.	$37,000,000	29.6%
U.S. Bank National Association	$22,000,000	17.6%
The Bank of Nova Scotia	$22,000,000	17.6%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$22,000,000	17.6%
TD Bank, N.A.	$22,000,000	17.6%
TOTAL	$125,000,000	100%

SCHEDULE 4.01(j)

SUBSIDIARIES

Arizona Public Service Company

SCHEDULE 4.01(k)

EXISTING INDEBTEDNESS

None.

SCHEDULE 8.02

CERTAIN ADDRESSES FOR NOTICES

BORROWER:
Pinnacle West Capital Corporation
400 North Fifth Street
Mail Station 9040
Phoenix, AZ 85004
Attention:     Treasurer
Telephone:    (602) 250-3300
Telecopier:    (602) 250-3902
Electronic    Lee.Nickloy@PinnacleWest.com

AGENT:
Notices relating to Borrowing requests or Interest Election Requests:

JPMorgan Chase Bank, N.A.
10 S. Dearborn St., Floor L2
Mail Code IL1-0480
Chicago, IL 60603
Facsimile No.: (888) 303-9732
Telephone No.: (312) 732-1891
Attention: Jonathan Dowdy
Email: jonathan.dowdy@jpmorgan.com
Notices other than with respect to Borrowing requests or Interest Election Requests:

JPMorgan Chase Bank, N.A.
                                                            10 S. Dearborn St.
                                                            Mail Code IL1-0090
                                                            Chicago, IL 60603
                                                            Facsimile No.: (312) 732-1762
                                                            Telephone No.: (312) 732-1838
                                                            Attention:  Nancy Barwig
                                                            Email:  nancy.r.barwig@jpmorgan.com
With a copy to the Portfolio Management Administration:
                                                            JPMorgan Chase Bank, N.A.
                                                            10 S. Dearborn St.
                                                            Mail Code IL1-0874
                                                            Chicago, IL 60603
                                                            Facsimile No.: (312) 325-3150
                                                            Telephone No.: (312) 325-3238
                                                            Attention:  Lisa Tverdek
                                                            Email:  lisa.tverdek@jpmorgan.com

EXHIBIT A - FORM OF
PROMISSORY NOTE

$_____________	December 31, 2014

FOR VALUE RECEIVED, the undersigned, PINNACLE WEST CAPITAL CORPORATION, an Arizona corporation (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of _______________ (the “Lender”) or its registered assigns, without offset or counterclaim, in lawful money of the United States of America and in same day funds, the principal amount of ________________________ DOLLARS ($___________), or, if less, the aggregate outstanding principal amount of the Loans made by the Lender to the Borrower pursuant to the Term Loan Agreement (as defined below). The principal amount hereof shall be paid in the amounts and on the dates specified in the Term Loan Agreement. The Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Term Loan Agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Term Loan Agreement.
Both principal and interest are payable to JPMorgan Chase Bank, N.A., as Agent, in accordance with Section 2.11 of the Term Loan Agreement, in same day funds. The Loans made by the Lender to the Borrower pursuant to the Term Loan Agreement, and all payments made on account of the principal amount thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note, provided that the failure to so record any such Loan or any payment on account thereof shall not affect the payment obligations of the Borrower hereunder or under the Term Loan Agreement.
This Note (a) is one of the Notes referred to in the Term Loan Agreement, dated as of December 31, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among the Borrower, the Lenders named therein and from time to time party thereto, U.S. Bank National Association, as Syndication Agent, TD Bank, N.A., The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents, and JPMorgan Chase Bank, as Agent, (b) is subject to the provisions of the Term Loan Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Term Loan Agreement.
Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, as provided in the Term Loan Agreement.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest, and all other notices of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Note may not be transferred except pursuant to and in accordance with the terms and conditions of the Term Loan Agreement.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

PINNACLE WEST CAPITAL CORPORATION
By:_________________________________ Name: Title:

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B - FORM OF NOTICE OF INITIAL
BORROWING

JPMorgan Chase Bank, N.A., as Agent
for the Lenders parties
to the Term Loan Agreement
referred to below
10 S. Dearborn St.
Mail Code IL1-0480
Chicago, IL 60603
Facsimile No. (888) 303-9732
Email: jonathan.dowdy@jpmorgan.com

Attention: Jonathan Dowdy

December [__], 2014

Ladies and Gentlemen:

The undersigned, Pinnacle West Capital Corporation, an Arizona corporation (the “Borrower”), refers to the draft dated 12/[__]/14 of the Term Loan Agreement (document ID number: CHI 204583986 v.[__]) (the “Term Loan Agreement”, the terms defined therein being used herein as therein defined) to be entered into among the Borrower, the Lenders named therein and from time to time party thereto, U.S. Bank National Association, as Syndication Agent, TD Bank, N.A., The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents, and JPMorgan Chase Bank, N.A., as Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Term Loan Agreement that the undersigned hereby requests the Initial Borrowing under the Term Loan Agreement, and in that connection sets forth below the information relating to the Initial Borrowing as required by Section 2.02(a) of the Term Loan Agreement:

(i)	The Business Day of the Initial Borrowing is December [__], 2014.

(ii)	The Type of Loans comprising the Initial Borrowing is Eurodollar Rate Loans.

(iii)	The aggregate amount of the Initial Borrowing is $125,000,000.

(iv)	The initial Interest Period for each Eurodollar Rate Loan made as part of the Initial Borrowing is one month.
The undersigned hereby certifies that the following statements will be true on the date of the Initial Borrowing:
(A)    the representations and warranties contained in Section 4.01 of the Term Loan Agreement are true and correct, both before and after giving effect to the Initial Borrowing and to the application of the proceeds thereof, as though made on and as of such date;

(B)    no event has occurred and is continuing, or would result from the Initial Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and
(C)    after giving effect to the Initial Borrowing, the Indebtedness of the Borrower does not exceed that permitted by (A) applicable resolutions of the Board of Directors of the Borrower or (B) applicable Laws of any Governmental Authority.
The Borrower hereby acknowledges and agrees as follows:

1.	This Notice of Initial Borrowing is irrevocable.

2.
The Borrower shall indemnify each Lender against any loss (excluding loss of anticipated profits), cost or expense incurred by such Lender as a result of any failure by the Borrower (a) to execute and deliver the Term Loan Agreement on or before December 31, 2014, (b) to fulfill the applicable conditions set forth in Article III of the Term Loan Agreement on December 31, 2014 or (c) to otherwise borrow the Eurodollar Rate Loans requested by the Borrower in this Notice of Initial Borrowing on December [__], 2014, in each case in accordance with Section 8.04(e) of the Term Loan Agreement (the terms of which Section are hereby incorporated by reference into this Notice of Initial Borrowing to the same extent and with the same force as if fully set forth herein).

3.	The terms of paragraphs 1 and 2 above are not conditioned upon the execution and delivery by the Borrower, the Agent or the Lenders of the Term Loan Agreement.
This Notice of Initial Borrowing shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

PINNACLE WEST CAPITAL CORPORATION

By: ______________________________
Name:
Title:

EXHIBIT C - FORM OF
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. Annex 1 attached hereto (the “Standard Terms and Conditions”) is hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date referred to below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Term Loan Agreement (including, without limitation, all Loans owing to the Assignor) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at Law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor. Assignee shall deliver (if it is not already a Lender) to the Agent an Administrative Questionnaire.

1.	Assignor: ________________________________

2.	Assignee: ________________________________
[and is an Affiliate of [identify Lender] Select as applicable.]

3.	Borrower: Pinnacle West Capital Corporation

4.	Agent: JPMorgan Chase Bank, N.A., as the agent under the Term Loan Agreement

5.
Term Loan Agreement: Term Loan Agreement, dated as of December 31, 2014, among the Borrower, the Lenders named therein and from time to time party thereto, U.S. Bank National Association, as Syndication Agent, TD Bank, N.A., The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents, and JPMorgan Chase Bank, N.A., as Agent.

6.	Assigned Interest:

Aggregate Principal Amount of Loans of all Lenders	Principal Amount of Loans Assigned
Percentage Assigned of Aggregate Principal Amount of Loans Outstanding Set forth, to at least 9 decimals, as a percentage of the principal amount of all Loans outstanding under the Term Loan Agreement as of the Effective Date or the Trade Date, as applicable.

$____________	$____________	___________%

[7. Trade Date:] To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: ________, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By: ______________________________
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By: ______________________________
Name:
Title:

[Consented to and] To be added only if the consent of the Agent is required by the terms of the Term Loan Agreement. Accepted:

JPMORGAN CHASE BANK, N.A., as Agent

By: ______________________________
Name:
Title:

[Consented to:] To be added only if the consent of the Borrower is required by the terms of the Term Loan Agreement.

PINNACLE WEST CAPITAL CORPORATION

By: ______________________________
Name:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower of any of its obligations under any Loan Document.
1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all the requirements to be an Eligible Assignee under Section 8.07 of the Term Loan Agreement (subject to such consents, if any, as may be required under Section 8.07 of the Term Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 4.01(e) or 5.01(h) of the Term Loan Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by the Assignee; (b) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (c) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the Law of the State of New York.

EXHIBIT D - FORM OF
INTEREST ELECTION REQUEST

[Date]

JPMorgan Chase Bank, N.A., as Agent for the Lenders party to the
Term Loan Agreement referred to below
10 S. Dearborn St., Floor L2
Mail Code IL 1-0480
Chicago, IL 60603
Facsimile No. (888) 303-9732
Email: jonathan.dowdy@jpmorgan.com

Attention: Jonathan Dowdy

Ladies and Gentlemen:

The undersigned, Pinnacle West Capital Corporation, an Arizona corporation (the “Borrower”), refers to the Term Loan Agreement, dated as of December 31, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Term Loan Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, the Lenders named therein and from time to time party thereto, U.S. Bank National Association, as Syndication Agent, TD Bank, N.A., The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents, and JPMorgan Chase Bank, N.A., as Agent,, and hereby gives you notice, irrevocably, that the undersigned requests a [Conversion] [continuation] of a Borrowing (the “Existing Borrowing”) under the Term Loan Agreement, and in that connection has set forth below the information relating to such [Conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by the definition of “Interest Period” contained in Section 1.01 of the Term Loan Agreement and/or Section 2.07 of the Term Loan Agreement, as applicable:
(i)    The Business Day of the Proposed [Conversion] [Continuation] is _______ ___, 20__.
(ii)    The Type of Loans comprising the Existing Borrowing is [Base Rate Loans] [Eurodollar Rate Loans having an Interest Period of ____ months(s)].
(iii)    The aggregate amount of the Proposed [Conversion] [Continuation] is $______________.
(iv)    The type of Loans to which such Existing Borrowing is proposed to be [Converted] [continued] is [Base Rate Loans] [Eurodollar Rate Loans].
[(v)    The initial Interest Period for the Eurodollar Rate Loans made as part of the Proposed [Conversion] [Continuation] is _____months(s).]     To be included for a Conversion to, or a continuation of, Eurodollar Rate Loans only.

The undersigned hereby certifies that the Borrower’s request for the Proposed [Conversion] [Continuation] is made in compliance with the definition of “Interest Period” contained in Section 1.01 of the Term Loan Agreement and with Sections 2.06 and 2.07 of the Term Loan Agreement. [The undersigned hereby acknowledges that the delivery of this Interest Election Request shall constitute a representation and warranty by the Borrower that, on the date of the Proposed [Conversion] [Continuation], no Event of Default has occurred and is continuing (unless the Borrower informs the Agent otherwise prior to the date of the Proposed [Conversion] [Continuation], in which case the Proposed [Conversion] [Continuation] shall not be made.]     Include this bracketed sentence for a Conversion to, or a continuation of, Eurodollar Rate Loans only.

Very truly yours,

PINNACLE WEST CAPITAL CORPORATION

By: ______________________________
Name:
Title: